Exhibit 99.1

For Immediate Release

Media contact:	Michele Glorie	Investor contact: Mindy Kohl
(978) 947-2855		(978) 947-5156
mglorie@kronos.com		mkohl@kronos.com

Kronos® announces promotion of Mark Julien to CFO

CHELMSFORD, Mass., May 1, 2006 — Kronos® Incorporated (Nasdaq: KRON) today announced the promotion of Mark Julien to chief financial officer of the company, effective May 2006. He succeeds Paul Lacy, who was appointed president of Kronos in October 2005. In his new role, Julien will continue to report to Lacy, and will be responsible for the company’s worldwide accounting, finance, and treasury functions.

“Throughout his tenure with the company, Mark has provided invaluable leadership to the finance team,” said Lacy. “He has helped build a world-class organization with a reputation for sound financial operations, reporting transparency, and strong internal controls. His deep knowledge and expertise uniquely qualify him to take on this vital role in the company.”

“Mark has made significant contributions to the organization along multiple dimensions,” continued Aron Ain, chief executive officer of Kronos. “In addition to developing our financial infrastructure, he has been instrumental in day-to-day finance operations, as well as in the execution of major corporate initiatives. I am confident that he is very well-prepared for the CFO position, and I look forward to having him join our executive leadership team.”

Mark Julien joined Kronos in 1995. He was promoted to vice president, corporate controller in 2000 and then to vice president of finance in 2003. For the last three years, Julien has managed a financial organization that encompasses worldwide tax, treasury, accounting, payroll, and credit and collection functions. Under his direction, the finance organization has been responsible for Kronos’ development and maintenance of corporate policies to ensure compliance with internal control standards, internal and SEC financial reporting, corporate budgeting and analysis, revenue recognition analysis and support, design and administration of field sales and service compensation plans, as well as financial analysis for acquisitions. Prior to joining Kronos, Julien worked at Ernst and Young LLP for eight years in the Audit Practice division. He holds a bachelor’s degree in accounting from the University of Notre Dame, and is a certified public accountant.

About Kronos Incorporated

Kronos Incorporated empowers organizations around the world to effectively manage their workforce. At Kronos, we are experts who are solely focused on delivering software and services that enable organizations to reduce costs, increase productivity, improve employee satisfaction, and ultimately enhance the level of service they provide. Kronos serves customers in more than 50 countries through its network of offices, subsidiaries, and distributors. Widely recognized as a market and thought leader in managing the workforce, Kronos has unrivaled reach with more than 30 million people using a Kronos solution every day. Learn more about Kronos at www.kronos.com.

###

© 2006 Kronos Incorporated. Kronos and the Kronos logo are registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.